  EXHIBIT 10.29

OPERATIONS AND ASSET MANAGEMENT AGREEMENT

This Operations and Asset Management Agreement (this "Agreement") is made and entered into this 31st day of March, 2016 (the "Effective Date"), by and among Terra Tech Corp., a Nevada corporation ("Terra Tech"), Black Oak Gallery, a California corporation (the "Owner"), and Platinum Standard, LLC, a California limited liability company ("Operator") (each a "Party" and, collectively, the "Parties").

RECITALS

A. The Owner is the owner of that certain licensed medical cannabis dispensary business (the "Business") located at 578 W. Grand Avenue, in the City of Oakland, State of California, commonly known as Blum Oakland (the "Property").

B. Owner's Business includes a cultivation center, located on the property of the Business (the "Cultivation Center") located at 556 - 578 W. Grand Avenue, in the City of Oakland, State of California.

C. Operator is an experienced medical cannabis dispensary operator.

D. Since approximately October 1, 2012, Owner has engaged Operator in the financing and operation of the Business.

E. As of the Effective Date, Owner is a wholly-owned subsidiary of Terra Tech.

F. Terra Tech engages in the business of managing and operating cultivation businesses, among other business activities.

G. Terra Tech hereby desires to engage and appoint Operator as the sole and exclusive operator and asset manager of the Business for the benefit of Terra Tech and Owner, and Operator desires to accept such appointment, all upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, promises and conditions herein contained, Terra Tech and Operator agree as follows:

ARTICLE I
APPOINTMENT

1.01 Terra Tech hereby hires and appoints Operator as the sole and exclusive operator and asset manager of the Business, with the authority to operate and manage the operations of all aspects of the Business and to manage the assets of the Business on the terms and conditions set forth in this Agreement, and Operator hereby accepts such appointment.

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ARTICLE II
TERM

2.01 Initial Term. Subject to the option to renew set forth in Paragraph 2.02, below, and to the termination provisions set forth in Paragraph 10.01, below, this Agreement shall commence as of the Effective Date and shall remain in full force and effect for a period of ten (10) years or upon the termination of this Agreement pursuant to the provisions of this Agreement hereinafter provided.

2.02 Option to Renew Term. Subject to the written consent of the other Party, each Party has an option to renew for another ten (10) years by giving notice of its exercise of the option at least ninety (90) days prior to expiration of the initial ten (10) year period. Such written consent, if provided, shall be provided not later than thirty (30) days subsequent to such Party's receipt of the ninety (90)-day option exercise notice.

ARTICLE III
OPERATOR'S DUTIES AND POWERS

3.01 General Duties.

(a) Subject to Terra Tech and the Owner exercising their discretion and authority in accordance with this Agreement, Operator shall have (i) full power, authority and responsibility to take all actions and do all things necessary or reasonably proper in the ordinary and usual business and affairs pertaining to the operation and management of the Business and to determine the policies to be followed in connection therewith, all in accordance with the provisions of this Agreement and (ii) discretion, control and responsibility in all matters relating to the management, operation, maintenance and marketing of the Business, including, without limitation, patient relations, credit policies, employment policies, collections, the receipt, holding and disbursement of funds, maintenance of accounts, procurement of inventories and supplies, promotion, advertising and publicity, and generally, all those activities necessary or proper for the management and operation of the Business. The illustrations of Operator's authority specified in this Agreement (subject to the above-referenced exercise of discretion and authority by Terra Tech and the Owner) are not intended to limit Operator's discretion and authority to take any action reasonably proper to operate, manage and maintain the Business. Subject to the above-referenced exercise of discretion and authority by Terra Tech and the Owner, and without otherwise limiting the foregoing or any other provision in this Agreement, Operator shall have such responsibilities and obligations, and shall perform and take, or caused to be performed or taken, all services and actions customarily performed or taken by operators of businesses which are similar in nature, location and character to the Business. Operator shall perform all of its duties in an efficient and economical manner, subject to Terra Tech's and the Owner's direction and exercise of their discretion and authority and otherwise pursuant to the terms and provisions of this Agreement.

(b) Operator agrees, notwithstanding the authority granted herein, to confer fully and freely with Terra Tech and the Owner in the performance of its duties, and to continue to remain informed regarding the Business. Operator further agrees to abide by those lawful standards, instructions, and standard operating procedures ("SOPs") which Terra Tech or the Owner may issue from time to time regarding the standards and procedures by which the Business is to be operated. The initial SOPs (which consist of (i) Accounting Internal Controls and (ii) other Standard Operating Procedures) are attached hereto as Exhibits A(i) and A(ii). The Operator acknowledges that the SOPS will be subject to modification, expansion, and contraction during the term of this Agreement and agrees, upon request therefor, to utilize its discretion and experience in providing assistance to Terra Tech and the Owner in connection with such their preparation of such "updated" SOPs.

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3.02 Asset Management. Related to this Agreement, Operator will perform the following services (the "Asset Management") on behalf of Terra Tech and the Owner related to Asset Management of the Business, including:

(i) Advice on protection, use and maintenance of the brand "Blüm";

(ii) Advice to Terra Tech and the Owner regarding real estate matters, including the Property and any additional locations established by Terra Tech; and

(iii) Advice on industry developments as to products and best practices involving all aspects of the Business and considerations for future development.

3.03 Compliance with Laws. Operator shall, at Terra Tech's or the Owner's expense, use its diligent best efforts to see to it that the Business is at all times in compliance with applicable laws, rules and regulations, including but not limited to, any other requirements of governmental authorities having jurisdiction over the Business and Operator shall assist Terra Tech and the Owner to renew, as necessary, all permits and licenses which are legally required for the operation and maintenance of the Business. The Operator, at its sole expense, shall be responsible for any and all fines, penalties, losses of revenues, or increases in the costs of operating the Business due to any mismanagement of the Business, malfeasance related to the Business, or lack of adherence to the SOPs, or then-current local or state laws or regulations, or then-current local, state or federal tax codes or regulations.

3.04 Personnel.

(a) Terra Tech or the Owner shall reimburse Operator on a monthly basis for any expenses reasonably incurred by Operator in order for Operator on behalf of the Owner to employ, retain, supervise, discipline and discharge such employees as may be necessary for the proper and efficient operation, management and maintenance of the Business. All such employees may be employees of, or independent contractors to, the Owner; however, Operator shall provide human resources services as required to maintain a responsive and productive work force.

(b) Operator shall (i) pay with funds provided by Owner all wages and other benefits properly payable to the employees or the independent contractors hired by Operator for the Business, subject to Paragraph 3.04(a), above; (ii) maintain adequate payroll and compensation records; (iii) remit to the proper authorities all required income and social security withholding taxes, unemployment insurance payments, workmen's compensation payments and such other amounts with respect to the wages, compensation, and other benefits payable to such employees and independent contractors as may be required under applicable laws, together in each case with all required reports or other filings; (iv) use its best efforts to settle any labor disputes with employees and independent contractors otherwise manage the Business so as to minimize operational problems for Terra Tech and the Owner; (v) obtain, maintain and administer all medical, disability and other insurance benefits and other agreements or arrangements applicable to the Owner's employment or engagement of such personnel; and (vi) institute best practices for loss prevention of product, money, fixtures and equipment, and, to that end, to the extent available, cause all of Owner's employees or independent contractors who handle or are responsible for Owner's monies to be bonded by a fidelity bond or to otherwise acquire insurance satisfactory to Terra Tech and the Owner, which bond or insurance shall be in an amount sufficient to totally cover loss or theft of said monies.

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3.05 Professionals and Contractors. Operator shall (i) identify and, solely upon the prior, written approval of either of Terra Tech or the Owner, enter into contracts with architects, engineers, accountants/bookkeepers, leasing agents or brokers, attorneys, tradesmen and other independent contractors to perform services and (ii) supervise the administration and monitor the performance of all work to be performed and services to be rendered under all such contracts. Operator shall use due care in the selection of all such professionals and other independent contractors and shall not exceed the amount allocated for such professionals and/or other independent contractors in the Approved Budget without the prior, written consent of Terra Tech.

3.06 Equipment and Supplies; Utilities; Product Procurement.

(a) Operator shall, at Owner's expense, purchase all maintenance, janitorial supplies, equipment and tools (such as restroom supplies, light bulbs, paint and office supplies) necessary for the proper and efficient operation and management of the Business and may only be used in connection with the Business. Operator shall attempt to purchase all goods, supplies or services at the lowest cost available from dependable sources, subject to Terra Tech and the Owner exercising their discretion and authority in accordance with this Agreement and to the limitations contained in ARTICLE IV. The purchase or lease of a single piece of equipment or order of supplies in excess ofthe limitations contained in ARTICLE IV which is not included in the Approved Budget shall require prior, written consent of Owner. If Terra Tech fails to notify Operator of its disapproval of any such purchase or lease within twenty (20) days after receipt of Operator's proposal to purchase or lease, such purchase or lease shall be deemed as approved.

(b) Operator shall, on behalf of Owner, enter into or renew contracts for electricity, gas, steam, landscaping, telephone, fuel, oil, maintenance, vermin extermination and other services such as are usual or customarily furnished in connection with ownership, operating and rental of similar properties as the Property for the operation of enterprises similar to the Business.

(c) Operator shall, on behalf of Owner, procure all necessary products (medicinal or otherwise) required to successfully operate the Business. In procuring product Operator shall utilize its discretion and experience, some of which Terra Tech and the Owner acknowledge is proprietary to Operator, having been developed by its principals over at least the fifteen (15) years prior to the Effective Date.

3.07 Maintenance.

(a) Operator shall cause the Business and the Property to be maintained in good and safe condition, comparable to that of other properly maintained businesses and properties similar in type and location to that of the Business and the Property.

(b) To the extent of the capacity of all equipment and systems located in or servicing the Business, Operator shall assist Owner to cause all such equipment and systems to be operated effectively and maintained in good repair and Operator shall assist Owner to cause to be provided or made available those services which Owner is required to provide or make available under the lease of the Property.

(c) Subject to Terra Tech and the Owner exercising their discretion and authority in accordance with this Agreement, Operator shall enter into such service and maintenance contracts, to be paid for with funds provided by Owner, as Operator shall deem necessary or appropriate for the operation and maintenance of the Business, including the equipment and systems located in or servicing the Business, contracts for utilities, elevator (if any) maintenance, telephone service, office cleaning, window cleaning, landscape maintenance, rubbish removal, fuel, security, food vending and vermin extermination.

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3.08 Repairs. Subject to the terms and conditions of any lease or sublease pursuant to which the Owner occupies the Property and Terra Tech and the Owner exercising their discretion and authority in accordance with this Agreement, Operator shall cause such ordinary and necessary repairs to be made to the Property and all equipment and systems located on or servicing the Property, and shall cause such interior alterations and decorations to be made to the Property, as Operator shall deem necessary or advisable for the proper operation of the Business and the proper maintenance of the Property. Subject to the provisions of this Section 3.08, but notwithstanding the cost limitations set forth in this Agreement, Operator may cause to be made all emergency repairs which are immediately necessary for the preservation or protection of the Business and Property or the safety of employees, clients and other persons in or on the Property or which repairs are otherwise required to avoid the suspension of any necessary services in the Property. Operator may take such steps without Terra Tech's or the Owner's prior approval and without limitation as to cost; provided, however, that, in each such instance, Operator shall, before causing any such emergency repair to be made, use reasonable, diligent efforts under the circumstances to notify Terra Tech or the Owner of the emergency situation and obtain approval of such repair.

3.09 Insurance. Operator shall obtain and maintain all such insurance coverage for Terra Tech and the Owner and operation of the Business as required under Article VIII of this Agreement, as well as such other insurance as is provided for by the Approved Budget. Operator shall be named as an additional insured under coverage so obtained. Operator shall prepare and file all reports, claims, notices and other documents required in connection with such policies of insurance and any claims thereunder.

3.10 Advertising - Public Relations.

(a) Operator, at the expense of Owner shall hire such advertising services, shall place such advertisements and shall generally supervise and attend to all promotional matters pertaining to the operation of the Business as Operator shall deem advisable.

(b) Operator shall represent Owner in connection with all matters of general public interest which pertain to the Business and shall attempt to amicably resolve any complaints; disputes or disagreements in connection therewith as promptly as is reasonably possible; all of the foregoing actions to be taken by Operator after notice to and discussion with Terra Tech and the Owner.

3.11 Payment of Expenses. Operator shall pay, with funds from the Business Account (defined below), all expenses which Operator properly incurs under the terms of this Agreement, except for Operator's compensation under this Agreement, which Owner shall pay. Operator shall at all times use its best efforts to obtain for Owner, and shall credit to the account of Owner in each case, all discounts rebates and other favorable financial terms which may be available in connection with any costs or expenses Operator shall incur under this Agreement.

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3.12 Business Account.

(a) Terra Tech and the Owner agree that the following sequence of payments is acceptable: governmental fees and charges (e.g., taxes, license fees), rent and utilities; payroll; product procurement; vendor invoices; compensation of Operator; and any remaining invoices. Operator shall remit to Terra Tech or Owner, as and when requested, all unexpended funds, except for sufficient funds to operate the Business and a reserve for contingencies in an amount determined by Terra Tech and the Owner.

(b) Should the expense of operating the Business at any time show that the sums deposited by Operator in the Business Account are less than the amount needed (without regard to cash on hand) to pay those recurring expenses best paid by check, Operator will notify Terra Tech of the sum actually needed. Owner shall, as soon as practicable thereafter, advance said sum to Operator.

3.13 Payroll and Other Taxes and Contributions. Operator, with funds provided by Owner, shall be responsible for retaining a vendor for the payment of all federal, state and local payroll taxes and for contributions for unemployment insurance, social security and other benefits imposed or assessed under any provision of law or by regulation, and which are measured by salaries, wages or other remuneration paid or payable by Operator on behalf of Owner to its employees and independent contractors engaged in any work in connection with this Agreement or the Property.

3.14 Miscellaneous Expenditures. At Owner's expense, Operator shall cause to be timely disbursed all principal and interest payments on encumbrances on the Business, real estate and other taxes, insurance premiums, utilities, water and sewer charges, and assessments of every nature in respect to the Business or to Property as well as the cost of any other item or items associated with the operation of the Business or to the Property not specifically set out herein but which are consistent with the Approved Budget.

3.15 Financial Services. Operator shall perform or cause to be performed, the following: (i) process and pay operating and capital invoices; (ii) record activity and compare such activity to Approved Budget amounts; (iii) reconcile the Business Account; (iv) remit excess funds to Owner and request needed funds from Owner; (v) maintain books of account for Owner's funds (as more specifically provided elsewhere in this Agreement); and (vi) submit periodic financial reports to Owner (as more specifically provided in this Agreement).

ARTICLE IV
LIMITATIONS OF OPERATOR'S POWERS AND AUTHORITY

4.01 Expenditures. Except to the extent provided for in the Approved Budget or as otherwise specifically provided for in this Agreement with respect to emergency situations or otherwise, Operator shall not, without the prior written approval of Terra Tech or Owner, incur any single expense for a repair, alteration, service, supply or other matter whatsoever which would involve a cost in excess of One Hundred Thousand Dollars ($100,000.00), provided that Operator may purchase product for resale in any amount subject to its reasonable discretion and experience in product procurement developed by its principals over the past fifteen (15) years.

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4.02 Capital Expenditures. With respect to purchase and installation of major items of new or replacement equipment, the Operator shall recommend that Owner purchase these items when Operator believes such purchase to be necessary. If Terra Tech or Owner requires, Terra Tech or Owner may communicate to Operator its acceptance or rejection of bids; otherwise Operator shall accept or reject applicable bids. Owner may pay capital expenses from its own resources or may authorize payment by Operator out of the Business Account.

ARTICLE V
BUDGETS

5.01 Budget for first Operating Year. Operator shall commence preparation and shall submit to Terra Tech and Owner a pro forma budget for the operation, management and maintenance of the Business covering operations. Operator shall manage the Business consistent with and subject to the cost limitations set forth in such budget as the same may be adjusted in accordance with the provisions of this Paragraph 5.01.

5.02 Annual Budgets after First Operating Year. Operator shall prepare and submit to Terra Tech and Owner a proposed pro forma budget for all costs pertaining to the operation, management and maintenance of the Business during such Operating Year.Each such budget shall be substantially in the same form as the Approved Budget (defined below) in effect for the prior Operating Year. Each such budget shall set forth expenditures on an annual and a monthly basis. Operator shall make such reasonable modifications to each proposed pro forma budget it prepares in accordance with this Paragraph 5.02 until Terra Tech and the Owner shall have approved such budget in writing. Terra Tech and the Owner agree not to unreasonably withhold or delay their review and approval thereof. If Terra Tech and the Owner fail to approve a budget submitted by Operator within thirty (30) days following submission to each of them, the budget will be deemed to be the Approved Budget for the particular Operating Year involved. Terra Tech, the Owner and the Operator acknowledge that the procurement of products (medicinal and other) shall be exempt from the content and restrictions of the Approved Budget since it is not possible to accurately forecast the increase in sales of product from year to year, the Parties acknowledging that the mission of the Business is to provide medicine and services to the patients and caregiver members utilizing Owner's services, medicine and other authorized products. Notwithstanding the above, upon reasonable periodic requests from Terra Tech or the Owner, the Operator shall (in light of its proprietary information and experience in the industry) advise Terra Tech and the Owner as to the level of inventory by product (both in quantity and in economic value) that the Operator believes the Business should maintain for the one-, two-, or three-month period following such requests.

5.03 Approved Budgets and Operating Years. Each pro forma operating budget approved by Terra Tech and Owner in accordance with Paragraph 5.02, above, and the pro forma budget referred to in Paragraph 5.01, above, together with any adjustments thereto, is referred to in this Agreement and shall be deemed to be the "Approved Budget" for the period covered by such budget. Each Approved Budget shall cover a period which shall begin on January1 and end on December 31, which is referred to in this Agreement as an "Operating Year".

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5.04 Limitations of Approved Budgets. Except as otherwise specifically provided in this Agreement, Operator shall incur costs and expenses in connection with the operation, management and maintenance of the Business during any Operating Year within the limitations established by the Approved Budget for such Operating Year. Further, Operator shall not, without Terra Tech's and Owner's prior written consent, incur costs and expenses with respect to any calendar month which would result in the budget for such month, (or in any major category thereof) as shown in the Approved Budget then in effect being exceeded by more than twenty percent (20%). Overages shall not take into consideration, the following (in addition to the exemption of product): costs and expenses relating to utility charges, real estate taxes, insurance or otherwise which are not within Operator's reasonable control and which, if not incurred, would or might, in Operator's reasonable judgment, adversely and materially affect the operation and maintenance of the Business. In addition, if any Operating Year shall commence before Terra Tech and Owner shall have approved the proposed pro forma budget (or the deemed approval) for such year, Operator shall use its reasonable judgment in incurring costs and expenses relating to the operation and maintenance of the Business until an Approved Budget for such Operating Year shall be in effect and in doing so shall be guided by the Approved Budget for the prior Operating Year. In such a case, Operator shall be subject to the same financial limitations established by the last effective Approved Budget as if such budget had been in effect for the then current Operating Year, increasing, however, the amount of funds set aside for each category of such budget by four percent (4%).

ARTICLE VI
BOOKS, RECORDS, REPORTS AND ACCOUNTING

6.01 Books and Records. Subject to Terra Tech and the Owner exercising their discretion and authority in accordance with this Agreement and whether or not specified in the SOPs, the Operator shall establish and maintain or cause to be established and maintained, such books of account, records and other documentation pertaining to the operation and maintenance of the Business and Property. Operator shall cause to be prepared and file all returns and other reports relating to the Business (other than income tax returns and any reports or returns which may be required of any foreign owner of United States real property) as may be required by any governmental authority or as otherwise may be required under this Agreement. Operator will endeavor to hire competent professionals to provide the services enumerated herein, but cannot be responsible for errors made by such professionals in providing such services.

6.02 Monthly Reports. Whether or not specified in the SOPs, the Operator shall prepare and deliver, or caused to have prepared and delivered, to Terra Tech and the Owner a quarterly report setting forth detailed statements of collections, disbursements, delinquencies, balances of account, accounts payable and other matters relating to the management and operation of the Business. Such statements shall, upon Terra Tech's and Owner's request, be accompanied by appropriate documentation of all expenditures made by Operator under this Agreement.

6.03 Year-End and Final Reports. Whether or not specified in the SOPs and as soon as practicable after the end of each Operating Year and after the expiration or termination of this Agreement, Operator shall prepare and deliver to Terra Tech and the Owner statements pertaining to the operation and maintenance of the Business during the preceding Operating Year (or applicable portion thereof).

6.04 Inspection and Audit of Records. Whether or not specified in the SOPs, Terra Tech and the Owner shall have the right during reasonable business hours; and upon reasonable notice to inspect, audit, examine and make copies of or extracts from the books of account and records maintained by Operator pursuant to this Agreement. Such rights may be exercised through an employee of Terra Tech or qualified agent designated by Terra Tech, and Owner shall bear all expenses in connection with such examination.

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6.05 Accounting Matters. Whether or not specified in the SOPs, the books of account will be maintained on an accrual basis, unless required otherwise by the tax laws applicable to the Business.

6.06 Property of Operator. The records, reports, books of account and other documents and materials relating to the management and procedures, vendor relationships, operation and maintenance of the Business shall be the property of Operator. Whether or not specified in the SOPs, during the term of this Agreement, as well as upon its termination, Terra Tech and Owner may make copies of all or portions thereof as Terra Tech shall deem pertinent to its reporting obligations under the Federal and relevant state securities laws, rules, and regulations, the operation of its other businesses or those of its other subsidiaries or affiliates and as Owner shall deem pertinent to Owner's future operation and ownership of the Business.

6.07 Final Accounting. Whether or not specified in the SOPs, and within ninety (90) days after the date of termination of this Agreement, Operator shall deliver to Terra Tech and the Owner a final accounting for all Business funds handled by Operator and shall pay to Owner the balance of all monies in the Property Account or in the possession of Operator.

ARTICLE VII
OWNER'S DUTIES

7.01 Plans, Specifications and Documents. Owner shall make readily available to Operator copies of the plans and specifications of the Property and a recent survey of the Property (if available) and shall provide Operator with such information and materials pertaining to the layout and construction of the Property, any elevators and lighting of the Property and the heating, air conditioning, ventilating, plumbing, electrical and other mechanical systems and equipment in or servicing the Property as Operator may reasonably request. Owner also shall provide Operator with copies of or convenient access to all agreements, leases, licenses, certificates, contracts, bills, notices and other documents pertaining to the Property.

ARTICLE VIII
INSURANCE

8.01 Procurement of Insurance.

(a) Operator shall procure and maintain during the term of this Agreement, comprehensive public liability insurance in amount specified by Terra Tech and the Owner and fidelity bonds in amount specified by Terra Tech and the Owner covering all personnel of Operator. If Terra Tech or the Owner fails to specify any coverages or limits, Operator shall procure such insurance coverages and limits in its reasonable discretion.

(b) Operator shall procure and maintain during the term of this Agreement all other forms of insurance as may be required by law or Terra Tech or the Owner; all with such companies, in such amounts and with such beneficial interests appearing therein as may be required.

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(c) All policies of insurance required pursuant to Paragraph 8.01 of this Agreement shall be procured and maintained in the name of and at the sole expense of Owner. Owner may elect by notice in writing to Operator to procure and maintain insurance itself, and Operator shall have no obligation to procure and maintain the insurance which Owner has so elected to procure and maintain.

(d) Operator shall secure and maintain such other insurance policies as Terra Tech or the Owner may desire such as elevator liability, steam boiler insurance and the like.

(e) Operator shall be named as co-insured in all policies of insurance required pursuant to this Paragraph 8.01. All original certificates evidencing any insurance policy shall be delivered to Terra Tech.

8.02 Investigation of Claims. Operator shall investigate all accidents or claims for damage relating to the operation, management and maintenance of the Business and the Property, submit a written report of the results of such investigation to Terra Tech and the Owner, and cooperate with and make any reports required by any insurance company; provided, however, that such reports shall be submitted to and approved by Terra Tech and the Owner in writing prior to being submitted to any insurance company.

8.03 Worker's Compensation Insurance. Without in any way limiting the other provisions of Paragraph 8.01 regarding insurance, Operator shall procure on behalf of Owner worker's compensation insurance an all other insurance necessary to meet federal and state requirements in accordance with the laws of the State of California and employer's liability insurance applicable to and covering all persons engaged in performance of the work to be performed to the best of our ability.

ARTICLE IX
COMPENSATION – OPERATIONS AND ASSET MANAGEMENT FEE;
RIGHT OF FIRST REFUSAL

9.01 Amount and Payment. Owner shall pay Operator an annual fee ("Fee") for its performance of the duties under this Agreement payable in monthly installments in arrears on the last day of each month as follows:

(i) A basic Fee for the twelve month period following the Effective Date in the amount of $500,000 per annum. If the revenue projections are met (per attached forecast), the basic Fee will increase in the subsequent twelve month period to $550,000, and to $600,000 for the third twelve month period following the Effective Date (or merger), unless explicitly otherwise agreed between the Parties. Should this Agreement not be terminated as provided in Paragraphs 10.01 and 10.02, the basic Fee will be 3½% of Owner Operating Revenue (defined as gross revenue from normal business operations including IVXX sales) for each twelve month period commencing with the fourth twelve month period;

(ii) Any annual increase established by the formula contained in Paragraph 9.01(i) immediately above shall be in recognition of the additional level of services provided by Operator as a natural consequence of the increase in gross revenue occasioned by Operator's management and operation of the Business; and

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(iii) If this Agreement is renewed pursuant to Paragraph 2.02, Operator's compensation for each year of services following exercise of the option shall be 3½% of Owner Operating Revenue (defined as gross revenue from normal business operations including IVXX sales), unless otherwise agreed to by the Parties.

9.02 Additional Consideration for Cultivation Center. In connection with the establishment and operation of a cultivation center (the "Cultivation Center") located on the Property, Owner shall pay to Operator a special fee payable in monthly installments in arrears on the last day of each month for these additional services as follows:

--50% of the net profit for months 1-12 from the Effective Date (or merger)

--50% of net profit for months 13-24

--50% of net profit for months 25-36

"Net profit" is defined as gross revenue from the cultivation facility less associated overhead and operating expense.

9.03 Right of First Refusal. Terra Tech grants Operator a right of first refusal to operate any other dispensaries and/or cultivation centers acquired or opened by Terra Tech (including any Terra Tech subsidiaries) no matter where located upon terms similar to those contained in this Agreement, including duration, duties and responsibilities, and a fee to be negotiated based on a formula to be agreed upon by the Parties regarding each new operation.

9.04 Reasonable Compensation. Terra Tech, the Owner and Operator agree that Operator's compensation as provided in this Article IX is fair and reasonable in consideration of the nature and volume of services to be provided by Operator under this Agreement and in light of the proprietary information and experience in the industry contributed to the providing of the services hereunder to be performed by the principals of Operator. To the extent that Terra Tech (or Owner) and Operator agree that any of the compensation provided to Operator hereunder violates any law or regulation regarding the operation of the Business, then Terra Tech (or Owner) and Operator will negotiate in good faith reasonable compensation for Operator's services utilizing the amounts of compensation agreed to hereunder as a benchmark.

If Terra Tech (or Owner) and Operator cannot agree upon the amount of compensation due to Operator hereunder, the Parties shall resolve the dispute by binding arbitration before JAMS as follows: Any Party to this Agreement may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other Party. Notwithstanding the amount in dispute, the arbitration will administered in accordance with the Streamlined Arbitration Rules and Procedures (the "Rules") in effect at the time of filing of the demand for arbitration, and conducted at a location determined by the arbitrator within Alameda or San Francisco County, California. The arbitrator shall be a retired judge with significant experience resolving disputes relating to commercial transactions. The Arbitrator's fees in connection with any such arbitration proceeding shall initially be shared equally between Terra Tech (or Owner) and Operator, subject to any reallocation in accordance with the Arbitrator's decision. The Arbitrator will also have the authority to award reimbursement of reasonable attorney's fees to the prevailing party as determined by the Arbitrator. In light of the Parties' desire to proceed informally, expeditiously and at minimal expense, the Parties agree to waive all discovery and any oral hearing and to submit all disputes to the Arbitrator based solely upon written submissions. The Arbitrator shall apply the substantive and procedural laws of the State of California, without regard to the conflicts of law principles of such State. The Arbitrator's decision and award shall be rendered in writing with counterpart copies to both Parties. Judgment upon an arbitration award may be entered in any court having competent jurisdiction thereof, and shall be binding, final and non-appealable. In the event of any conflict between this Section 9.04 and the Rules, this Section 9.04 shall govern and control.

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ARTICLE X
DEFAULT - TERMINATION.

10.01 Optional Termination. Terra Tech or Owner may immediately terminate this Agreement at any time if the Operator shall materially default in the performance of any of its obligations under this Agreement. In such event, Terra Tech or Owner, as relevant, shall provide Operator with written notice thereof setting forth the nature of the default, and the Operator shall have (i) zero (0) days to cure a default based upon fraud, (ii) fifteen (15) days to cure a monetary default or (iii) thirty (30) days to cure a non-monetary default; provided, however, that, if the nature of the alleged non-monetary default is such that it cannot reasonably be cured within thirty (30) days, Operator may cure such default by commencing in good faith to cure such default promptly after its receipt of such written notice and prosecuting the cure of such default to completion with diligence and continuity within a reasonable time thereafter. If Operator disputes any determination by Terra Tech or Owner, as relevant, that a material default has occurred or not been timely cured, the Parties shall submit the dispute to arbitration in accordance with the provisions contained in Paragraph 9.04. During such proceedings Owner shall accrue compensation to Operator as otherwise required hereunder.

10.02 Automatic Termination. This Agreement shall terminate automatically if either (i) Owner Operating Revenue drops 20% from one year to the next after three (3) years from the Effective Date (or merger, if later in time), or (ii) Owner ceases operations at the Property for any reason and does not relocate to another location within the city limits of Oakland, California within five (5) years of cessation.

10.03 Survival of Obligations. Upon the expiration or valid termination of this Agreement, (i) Terra Tech's and Owner's appointment of Operator hereunder shall cease and terminate and, except as otherwise specifically provided hereunder, Terra Tech and Owner and Operator shall have no further obligation or liability to the other regarding operations at the Property; (ii) Operator shall no longer have any authority to represent Terra Tech or Owner or take or cause to be taken any actions on Terra Tech's or Owner's behalf regarding operations at the Property; and (iii) Owner shall pay Operator all fees which shall have accrued through the date of termination, plus a termination fee in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) if this Agreement is terminated during the first three years of the initial Term of this Agreement for any reason other than Operator's default; provided, however, that such termination fee shall be prorated during such period. For example, if this Agreement is terminated for any reason other than Operator's default as of the first anniversary of the Effective Date, the termination fee would be Three Hundred Thousand Dollars ($300,000.00) and if such termination is at the end of eighteen (18) months after the Effective Date, the termination fee would be Two Hundred Twenty-five Thousand Dollars ($225,000.00).

10.04 Return of Owner's Property. Immediately after the expiration or termination of this Agreement, Operator shall deliver to Owner (i) the balance of any funds then held by Operator on Owner's Business Account pursuant to this Agreement; and (ii) all books, records, leases, agreements and other documents which are necessary or materially pertinent to the management and operation of the Business or to the Property.

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ARTICLE XI
INDEMNIFICATION

11.01 Scope. Each Party shall indemnify and hold harmless the other Party, its principals, officers, directors, shareholders, partners, employees and agents (individually and collectively, the "Indemnitees") from and against all liabilities, claims, suits, damages, judgments, costs and expenses of whatever nature, including reasonable counsel fees and disbursements, to which the Indemnitees may become subject by reason of or arising out of any injury to or death of any person(s), damage to property, loss (economic or otherwise) or use of any property or otherwise in connection with the performance of such other Party's obligations under this Agreement.

11.02 Conditions. The Parties' respective obligations to indemnify, hold harmless and reimburse the Indemnitees above under Paragraph 11.01 are subject to the following conditions:

(a) the Indemnitees shall promptly notify the prospectively indemnifying Party of any matter with respect to which such Party is required to indemnify, hold harmless or reimburse the Indemnities; and

(b) the Indemnities shall not take any actions, including an admission of liability, which would bar the prospectively indemnifying Party from enforcing any applicable coverage under policies of insurance held by such Party or would prejudice any defense of such prospectively indemnifying Party in any appropriate legal proceedings that pertain to any such matter or otherwise prevent such prospectively indemnifying Party from defending itself with respect to any such matter.

11.03 Excluded Matters. Notwithstanding the foregoing, no Party shall be required to indemnify, hold harmless or reimburse the Indemnitees with respect to any matter to the extent the same resulted from the gross negligence or willful malfeasance of the Indemnitees.

11.04 Survival. The provisions of this Article XI shall survive the expiration or any termination of this Agreement.

ARTICLE XII
MISCELLANEOUS

12.01 Independent Contractor Status. Operator is and shall at all times remain an independent contractor of Terra Tech and the Owner and under no circumstance shall Operator be deemed to be the employee of Terra Tech or the Owner.

12.02 Suits and Claims. Operator shall notify Terra Tech and the Owner and its or their insurance carrier in writing as soon as possible after receipt of notice of (i) any injury occurring on the Property or the Business; (ii) any claim against Terra Tech, the Owner and/or Operator; and (iii) any claim which involves said Property. Operator shall take no steps (such as the admission of liability) which would operate to bar Terra Tech or the Owner from obtaining any protection afforded by any policies of insurance it may hold, or which would operate to bar Terra Tech or the Owner from obtaining any protection afforded by any policies of insurance either may hold, or which would operate to prejudice the defense in any legal proceeding involving Terra Tech, the Owner or said Property, or which would otherwise prevent Terra Tech or the Owner from protecting itself against any such claims, demand, or legal proceeding. Operator shall fully cooperate with Terra Tech and the Owner in the defense of any such claim, demand, or proceeding.

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12.03 Purchase or Sale of the Property. Terra Tech shall inform Operator of its intention to either purchase, or if purchased, then to sell the Property and furnish the terms and conditions of such purchase or sale to Operator. In either such case, Terra Tech agrees to notify Operator in writing of the date of closing, the progress of the closing process, and what measures and steps Terra Tech wishes Operator to take in preparation for such closing.

12.04 Third-party Beneficiary Rights. This Agreement is made solely for the benefit of Operator and Terra Tech and the Owner. No other third party is intended to or shall have any third-party beneficiary rights under this Agreement against the Operator or Terra Tech or the Owner.

12.05 No Interest in Business Account or Other Owner's Funds. All funds and revenues relating to the Business, including but not limited to the Business Account, shall solely be those of Owner, but Operator shall have an interest or lien against any such monies to secure payment of its compensation hereunder.

12.06 No Recordation. Except as required by local, state, or federal law or regulation, neither this Agreement nor any memorandum thereof shall be recorded by any Party at any time.

12.07 Timely Performance. Terra Tech, the Owner and Operator shall each perform all of their respective obligations under this Agreement in a proper, prompt and timely manner. Each shall furnish the other with such information and assistance as the other may from time to time reasonably request in order to perform its responsibilities hereunder. Terra Tech, the Owner and Operator each shall take such actions as the other may from time to time reasonably request and otherwise cooperate with the other so as to avoid or minimize any delay or impairment of any Party's performance of its obligations under this Agreement.

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12.08 Notices.

(a) General. Any and all notices required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such Party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, e-mail or other electronic means, addressed to another Party at its facsimile number or e-mail address specified herein (or hereafter modified by subsequent notice to the Parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile or e-mail; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries, as follows:

If to Operator, to:

Platinum Standard, LLC

847 Howard St.

San Francisco, CA 94103

Attention: Miguel Rodriguez

E-Mail: miguel@blumoak.com

with a copy to:

(which shall not constitute notice)

Louis N. Haas, Esq.

Haas & Najarian, LLP

58 Maiden Lane, 2nd Fl.

San Francisco, CA 94108

E-Mail: lhaas@hnattorneys.com

If to Terra Tech or to Owner, to:

Terra Tech Corp.

4700 Von Karman, Suite 110

Newport Beach, CA 92660

Attention: Michael Nahass

E-Mail: mike@terratechcorp.com

with a copy to:

(which shall not constitute notice)

Randolf W. Katz, Esq.

Baker & Hostetler LLP

600 Anton Boulevard, Suite 900

Costa Mesa, CA 92626-7221

Email: rwkatz@bakerlaw.com

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Any notices delivered by a Party in any manner other than those described above shall be deemed properly given when received. Any Party may change its address for the giving of notices under this Agreement by delivering to the other Parties ten (10) days prior written notice of such change of address.

(b) Emergency Notices. Any Party may give the other notice of emergency situations orally (personally, by telephone or otherwise), provided that the Party giving any emergency notice as provided above in this Paragraph shall confirm the same by written notice in accordance with Paragraph 12.09(a) above.

12.9 Affiliates. Operator may retain or use any person or entity who is an affiliate of Operator provided that such retention is on terms which are arm's-length and no worse than those which would be obtainable from unrelated third parties. The term "affiliate" as used in this Paragraph shall mean and refer to any entity in which the Operator, or any shareholder, partner officer or director of Operator has a financial interest, or any person who is related by blood or marriage to Operator or any shareholder, partner, officer or director of Operator.

12.10 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

12.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the Parties hereto with respect to the specific subject matter hereof.

12.12 Amendments. This Agreement may not be amended or modified except in writing executed by each of the Parties.

12.13 Successors. This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the Parties hereto.

12.14 Severability. If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or application of such provision to any Party or circumstance, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

12.15 Counterparts. The Parties agree that this Agreement may be executed in one or more counterparts, including facsimile signatures, each of which shall, for all purposes, be deemed an original and all of such counterparts, which when taken together shall constitute one and the same Agreement.

12.16 Headings. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

12.17 Gender. Any references in this Agreement to any one gender, masculine, feminine or neuter, includes the other two, and the singular includes the plural, and vice versa, unless the context otherwise requires.

12.18 Force Majeure. No Party shall be liable for any acts or omissions resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war or other violence or any governmental action; provided, however, that this provision shall (i) apply to excuse any drop in Owner Operating Revenue, but (ii) not apply to excuse any late or non-payment by the Owner under any circumstances.

[SIGNATURE PAGE ATTACHED]

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IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be duly executed by their duly authorized officers as of the Effective Date.

Terra Tech:		Operator:

Terra Tech Corp., a Nevada corporation		Platinum Standard, LLC, a California limited liability company

By:	/s/ Michael Nahass	/s/ Miguel Rodriguez
Name:	Michael Nahass	Miguel Rodriguez
Title:	Director and Authorized Representative	Authorized Manager

Owner:

Black Oak Gallery, a California corporation

By:	/s/ Derek Peterson
Name:	Derek Peterson
Title:	Authorized Representative

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